TELEWEST COMMUNICATIONS PLC ANNOUNCES COMPLETION OF ITS FINANCIAL
   RESTRUCTURING; COMMON STOCK OF TELEWEST GLOBAL, INC. TO COMMENCE
         TRADING ON THE NASDAQ NATIONAL MARKET ON 19 JULY 2004

                                                               15 July 2004



London - Telewest Communications plc ("Telewest") today announces that its financial restructuring has become effective. As a result, all outstanding notes and debentures of Telewest and its Jersey-based finance subsidiary have been cancelled, reducing the total outstanding indebtedness of the business by approximately (pound)3.8 billion, or more than 65%, to approximately (pound)2.0 billion. As part of the financial restructuring, Telewest transferred substantially all of its assets and liabilities to a subsidiary of Telewest Global, Inc. ("Telewest Global"), a holding company incorporated in the state of Delaware and formed for the purpose of holding the businesses that have historically comprised Telewest.

Trading in Telewest Global's common stock on the Nasdaq National Market will commence on 19 July 2004 under the symbol "TLWT". As part of the financial restructuring, 241,325,000 shares, or 98.5%, of Telewest Global's common stock will be distributed to the holders of Telewest's and its Jersey-based finance subsidiary's notes and debentures and certain other scheme creditors, and 3,675,000 shares, or 1.5%, of Telewest Global's common stock will be distributed to Telewest's existing shareholders. Details of the distribution of these shares will be announced tomorrow, 16 July 2004 after 5:00 p.m. (London) when Telewest's and its finance subsidiary's schemes of arrangement are closed to claims for which no notice has been received.

Telewest today also successfully completed the amendment of its senior secured credit facility. The amended facility provides for fully committed facilities of (pound)2.03 billion.

Cob Stenham, Chairman of Telewest, commented: "Completion of our financial restructuring puts to end a long and complex process for Telewest and allows us to focus our full resources on strengthening our position as a leading broadband communications and media group in the United Kingdom."

Telewest Global's board of directors will include seven directors not historically associated with the Telewest business: Barry R. Elson (Acting Chief Executive Officer), William Connors, John H. Duerden, Marnie S. Gordon, Donald S. La Vigne, Michael McGuiness and Steven R. Skinner. Cob Stenham, Chairman of the Board of Telewest, will serve as Chairman of Telewest Global.

"This is a dynamic and experienced group of directors. Their expertise will be extremely valuable to the Telewest business, and I am looking forward to working with them", said Stenham.

Telewest ADRs ceased trading on the Nasdaq National Market at 4.30 p.m. (New York time) on 13 July 2004 and dealings in Telewest shares and debt securities on the London Stock Exchange ceased at 4.30 p.m. (UK time) on 14 July 2004. The listing of Telewest's shares and debt securities on the Official List of the UK Listing Authority was cancelled with effect from
8.00 a.m. on 15 July 2004.

ENQUIRIES:

TELEWEST                                                      020 7299 5000
Mary O'Reilly, head of media                                  020 7299 5888
Richard Williams, head of investor relations                  020 7299 5479

CITIGATE DEWE ROGERSON                                        020 7638 9571
Anthony Carlisle                                              07973 611888


Telewest Global, the newly-restructured broadband communications and media group, currently operates a network covering approximately 4.9 million homes in the UK and provides multi-channel television, telephone and internet services to approximately 1.74 million UK households, and voice and data telecommunications services to around 67,000 business customers. Its content division, Flextech, is the BBC's partner in UKTV. Together they are the largest supplier of basic channels to the UK pay-TV market. For further information go to www.telewest.co.uk/media.